U.S. Aerospace, Inc. Announces New Trading Symbol “USAE”

Shares Will Continue to Publicly Trade on OTCBB Market

Press Release Source: U.S. Aerospace, Inc. On Tuesday April 27, 2010, 9:00 am EDT

LOS ANGELES—(BUSINESS WIRE)—U.S. Aerospace, Inc. (OTCBB: USAE — News), an emerging world-class aerospace and defense contractor, today announced that the Company’s corporate ticker symbol has changed from “NCNC” to “USAE” effective at the opening of the market today, Tuesday, April 27, 2010.

The new trading symbol was selected in conjunction with the change of the Company’s name to U.S. Aerospace, Inc., to emphasize the aerospace and defense focus of the Company’s operations. “We are pleased to effectuate this transition in our public trading identity,” commented director Kenneth J. Koock. “We look forward to continuing our corporate mission to maximize shareholder value by taking advantage of growth and expansion opportunities in the U.S. aerospace market.”

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About U.S. Aerospace, Inc.

U.S. Aerospace, Inc. is a publicly traded aerospace and defense contractor based in Southern California. U.S. Aerospace is an emerging world-class supplier to the U.S. Department of Defense, U.S. Air Force, Lockheed Martin Corporation (NYSE: LMT — News), The Boeing Company (NYSE: BA — News), L-3 Communications Holdings, Inc. (NYSE: LLL - News), the Middle River Aircraft Systems subsidiary of General Electric Company (NYSE: GE — News), and other aerospace companies, commercial aircraft manufacturers and prime defense contractors. The Company supplies aircraft assemblies, structural components and highly-engineered, precision-machined details for commercial and military aircraft. It is also a leading manufacturer and remanufacturer of specialized aircraft machining tools, including vertical boring mills and large Vertical Turning Centers used to manufacture the largest jet engines, airplane landing gear, and other precision components. U.S. Aerospace has offices and production facilities in Santa Fe Springs and Rancho Cucamonga, California.

For further information please visit the Company’s website at http://www.USAerospace.com.

Forward Looking Statements

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company’s control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited capital resources, intense competition, government regulation, and difficulty in aerospace product and parts manufacturing; as well as additional risks factors discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. Except as required by law, the Company undertakes no obligation to update any information.

Contact:

For U.S. Aerospace, Inc.
Investor Contact:
NETGENPR
Mike Elliott, 813-658-5136
ir@netgenpr.com